UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)   *

CDC Corporation
(Name of Issuer)
Class A Common Shares, Par Value $0.00025 per Share
(Title of Class of Securities)
G2022L106
(Cusip Number)
September 4, 2012
(Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐           Rule 13d-1(b)
☒           Rule 13d-1(c)
☐           Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

13G
CUSIP No. G2022L106

1	NAMES OF REPORTING PERSONS Farallon Capital Partners, L.P.
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                           (a) [     ]
                                                                                                                                                           (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 3,645,118 Shares, which is 10.1% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 973,500
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 973,500
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 973,500
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.7%
12	TYPE OF REPORTING PERSON (See Instructions) PN

13G
CUSIP No. G2022L106

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners, L.P.
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                           (a) [     ]
                                                                                                                                                           (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 3,645,118 Shares, which is 10.1% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 933,100
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 933,100
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 933,100
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.6%
12	TYPE OF REPORTING PERSON (See Instructions) PN

13G
CUSIP No. G2022L106

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners II, L.P.
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                           (a) [     ]
                                                                                                                                                           (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 3,645,118 Shares, which is 10.1% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 47,090
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 47,090
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 47,090
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON (See Instructions) PN

13G
CUSIP No. G2022L106

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners III, L.P.
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                           (a) [     ]
                                                                                                                                                           (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 3,645,118 Shares, which is 10.1% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 75,500
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 75,500
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 75,500
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON (See Instructions) PN

13G
CUSIP No. G2022L106

1	NAMES OF REPORTING PERSONS Farallon Capital Offshore Investors II, L.P.
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                           (a) [     ]
                                                                                                                                                           (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 3,645,118 Shares, which is 10.1% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,514,428
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,514,428
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,514,428
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.2%
12	TYPE OF REPORTING PERSON (See Instructions) PN

13G
CUSIP No. G2022L106

1	NAMES OF REPORTING PERSONS Farallon Capital (AM) Investors, L.P.
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                           (a) [     ]
                                                                                                                                                           (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 3,645,118 Shares, which is 10.1% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 44,300
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 44,300
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,300
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON (See Instructions) PN

13G
CUSIP No. G2022L106

1	NAMES OF REPORTING PERSONS Farallon Capital Management, L.L.C.
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                           (a) [     ]
                                                                                                                                                           (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 3,645,118 Shares, which is 10.1% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 57,200
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 57,200
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 57,200
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON (See Instructions) IA, OO

13G
CUSIP No. G2022L106

1	NAMES OF REPORTING PERSONS Farallon Partners, L.L.C.
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                           (a) [     ]
                                                                                                                                                           (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 3,645,118 Shares, which is 10.1% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,587,918
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,587,918
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,587,918
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.9%
12	TYPE OF REPORTING PERSON (See Instructions) OO

13G
CUSIP No. G2022L106

1	NAMES OF REPORTING PERSONS Richard B. Fried
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                           (a) [     ]
                                                                                                                                                           (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 3,645,118 Shares, which is 10.1% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,645,118
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,645,118
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,645,118
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.1%
12	TYPE OF REPORTING PERSON (See Instructions) IN

13G
CUSIP No. G2022L106

1	NAMES OF REPORTING PERSONS Daniel J. Hirsch
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                           (a) [     ]
                                                                                                                                                           (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 3,645,118 Shares, which is 10.1% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,645,118
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,645,118
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,645,118
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.1%
12	TYPE OF REPORTING PERSON (See Instructions) IN

13G
CUSIP No. G2022L106

1	NAMES OF REPORTING PERSONS Monica R. Landry
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                           (a) [     ]
                                                                                                                                                           (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 3,645,118 Shares, which is 10.1% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by her on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,645,118
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,645,118
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,645,118
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.1%
12	TYPE OF REPORTING PERSON (See Instructions) IN

13G
CUSIP No. G2022L106

1	NAMES OF REPORTING PERSONS Michael G. Linn
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                           (a) [     ]
                                                                                                                                                           (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 3,645,118 Shares, which is 10.1% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,645,118
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,645,118
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,645,118
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.1%
12	TYPE OF REPORTING PERSON (See Instructions) IN

13G
CUSIP No. G2022L106

1	NAMES OF REPORTING PERSONS Stephen L. Millham
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                           (a) [     ]
                                                                                                                                                           (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 3,645,118 Shares, which is 10.1% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,645,118
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,645,118
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,645,118
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.1%
12	TYPE OF REPORTING PERSON (See Instructions) IN

13G
CUSIP No .G2022L106

1	NAMES OF REPORTING PERSONS Rajiv A. Patel
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                           (a) [     ]
                                                                                                                                                           (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 3,645,118 Shares, which is 10.1% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,645,118
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,645,118
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,645,118
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.1%
12	TYPE OF REPORTING PERSON (See Instructions) IN

13G
CUSIP No .G2022L106

1	NAMES OF REPORTING PERSONS Thomas G. Roberts, Jr.
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                           (a) [     ]
                                                                                                                                                           (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 3,645,118 Shares, which is 10.1% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,645,118
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,645,118
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,645,118
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.1%
12	TYPE OF REPORTING PERSON (See Instructions) IN

13G
CUSIP No. G2022L106

1	NAMES OF REPORTING PERSONS Andrew J. M. Spokes
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                           (a) [     ]
                                                                                                                                                           (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 3,645,118 Shares, which is 10.1% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,645,118
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,645,118
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,645,118
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.1%
12	TYPE OF REPORTING PERSON (See Instructions) IN

13G
CUSIP No. G2022L106

1	NAMES OF REPORTING PERSONS Thomas F. Steyer
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                           (a) [     ]
                                                                                                                                                           (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 3,645,118 Shares, which is 10.1% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,645,118
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,645,118
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,645,118
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.1%
12	TYPE OF REPORTING PERSON (See Instructions) IN

13G
CUSIP No. G2022L106

1	NAMES OF REPORTING PERSONS John R. Warren
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                           (a) [     ]
                                                                                                                                                           (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 3,645,118 Shares, which is 10.1% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,645,118
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,645,118
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,645,118
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.1%
12	TYPE OF REPORTING PERSON (See Instructions) IN

13G
CUSIP No. G2022L106

1	NAMES OF REPORTING PERSONS Mark C. Wehrly
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                           (a) [     ]
                                                                                                                                                           (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 3,645,118 Shares, which is 10.1% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,645,118
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,645,118
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,645,118
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.1%
12	TYPE OF REPORTING PERSON (See Instructions) IN

This Amendment No. 1 to Schedule 13G amends and restates in its entirety the Schedule 13G initially filed on March 15, 2012 (together with all prior and current amendments thereto, this “Schedule 13G”).

Item 1.                      Issuer

          (a)           Name of Issuer:

                 CDC Corporation (the “Company”)

                                  (b)           Address of Issuer’s Principal Executive Offices:

                                                  11/F ING Tower
                                                  308 Des Voeux Road
                                                  Central
                                                   Hong Kong

Item 2.                      Identity and Background

                                  Title of Class of Securities and CUSIP Number (Items 2(d) and (e))

                                  This statement relates to Class A Common Shares, par value $0.00025 per share (the “Shares”), of the Company.  The CUSIP number of the Shares is G2022L106.

                                  Name of Persons Filing, Address of Principal Business Office and Citizenship (Items 2(a), (b) and (c))

                                  This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the “Reporting Persons.”

                                  The Farallon Funds

(i)	Farallon Capital Partners, L.P., a California limited partnership (“FCP”), with respect to the Shares held by it;

(ii)	Farallon Capital Institutional Partners, L.P., a California limited partnership (“FCIP”), with respect to the Shares held by it;

(iii)	Farallon Capital Institutional Partners II, L.P., a California limited partnership (“FCIP II”), with respect to the Shares held by it;

(iv)	Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership (“FCIP III”), with respect to the Shares held by it;

(v)	Farallon Capital Offshore Investors II, L.P., a Cayman Islands exempted limited partnership (“FCOI II”), with respect to the Shares held by it; and

(vi)	Farallon Capital (AM) Investors, L.P., a Delaware limited partnership (“FCAMI”), with respect to the Shares held by it.

          FCP, FCIP, FCIP II, FCIP III, FCOI II and FCAMI are together referred to herein as the “Farallon Funds.”

                                  The Management Company

(vii)
Farallon Capital Management, L.L.C., a Delaware limited liability company (the “Management Company”), with respect to the Shares held by one or more accounts (the “Managed Accounts”), each as managed by the Management Company.

                                  The Farallon General Partner

(viii)
Farallon Partners, L.L.C., a Delaware limited liability company (the “Farallon General Partner”), which is the general partner of each of the Farallon Funds, with respect to the Shares held by each of the Farallon Funds.

                                  The Farallon Managing Members

(ix)
The following persons, each of whom is a managing member of both the Farallon General Partner and the Management Company, with respect to the Shares held by the Farallon Funds and the Managed Accounts:  Richard B. Fried (“Fried”), Daniel J. Hirsch (“Hirsch”), Monica R. Landry (“Landry”), Michael G. Linn (“Linn”), Stephen L. Millham (“Millham”), Rajiv A. Patel (“Patel”), Thomas G. Roberts, Jr. (“Roberts”), Andrew J. M. Spokes (“Spokes”), Thomas F. Steyer (“Steyer”), John R. Warren (“Warren”) and Mark C. Wehrly (“Wehrly”).

     Fried, Hirsch, Landry, Linn, Millham, Patel, Roberts, Spokes, Steyer, Warren and Wehrly are together referred to herein as the “Farallon Individual Reporting Persons.”

     The citizenship of each of the Farallon Funds, the Management Company and the Farallon General Partner is set forth above.  Each of the Farallon Individual Reporting Persons, other than Spokes, is a citizen of the United States.  Spokes is a citizen of the United Kingdom.  The address of the principal business office of each of the Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111.

Item 3.	If This Statement Is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), Check Whether the Person Filing Is an Entity Specified in (a) - (k):

     Not applicable.

Item 4.                      Ownership

                                The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person hereto is incorporated herein by reference for each such Reporting Person.

The Shares reported hereby for the Farallon Funds are owned directly by the Farallon Funds and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts.  The Management Company, as investment adviser to the Managed Accounts, may be deemed to be a beneficial owner of all such Shares owned by the Managed Accounts.  The Farallon General Partner, as general partner of the Farallon Funds, may be deemed to be a beneficial owner of all such Shares owned by the Farallon Funds.  The Farallon Individual Reporting Persons, as managing members of both the Farallon General Partner and the Management Company with the power to exercise investment discretion, may each be deemed to be a beneficial owner of all such Shares owned by the Farallon Funds and the Managed Accounts.  Each of the Management Company, the Farallon General Partner and the Farallon Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 5.                      Ownership of Five Percent or Less of a Class

                                 Not applicable.

Item 6.                      Ownership of More than Five Percent on Behalf of Another Person

                                 Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

                                 Not applicable.

Item 8.	Identification and Classification of Members of the Group

                 The Reporting Persons are filing this Schedule 13G pursuant to Section 240.13d-1(c).  Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9.                      Notice of Dissolution of Group

                 Not applicable.

Item 10.                    Certification

                                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  September 5, 2012

/s/ Monica R. Landry____________________
FARALLON PARTNERS, L.L.C.,
On its own behalf and
As the General Partner of
FARALLON CAPITAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,
FARALLON CAPITAL OFFSHORE INVESTORS II, L.P. and
FARALLON CAPITAL (AM) INVESTORS, L.P.
By Monica R. Landry, Managing Member

/s/ Monica R. Landry____________________
FARALLON CAPITAL MANAGEMENT, L.L.C.
By Monica R. Landry, Managing Member

/s/ Monica R. Landry____________________
Monica R. Landry, individually and as attorney-in-fact for each of Richard B. Fried, Daniel J. Hirsch, Michael G. Linn, Stephen L. Millham, Rajiv A. Patel, Thomas G. Roberts, Jr., Andrew J. M. Spokes, Thomas F. Steyer, John R. Warren and  Mark C. Wehrly

The Power of Attorney executed by each of Fried, Millham, Patel, Steyer and Wehrly authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2007 by such Reporting Persons with respect to the Common Stock of Armor Holdings, Inc., is hereby incorporated by reference.  The Power of Attorney executed by Spokes authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on August 28, 2007 by such Reporting Person with respect to the Common Stock of Global Gold Corporation, is hereby incorporated by reference.  The Power of Attorney executed by Hirsch authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on January 6, 2009 by such Reporting Person with respect to the Common Stock of Town Sports International Holdings, Inc., is hereby incorporated by reference.  The Power of Attorney executed by Roberts authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 2 to the Schedule 13G filed with the Securities and Exchange Commission on April 23, 2010 by such Reporting Person with respect to the Common Stock of Energy Partners, Ltd., is hereby incorporated by reference.  The Power of Attorney executed by Linn authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on July 8, 2010 by such Reporting Person with respect to the Common Stock of Hudson Pacific Properties, Inc., is hereby incorporated by reference.  The Power of Attorney executed by Warren authorizing Landry to sign and file this Schedule 13G on his behalf, which was filed with Amendment No. 11 to the Schedule 13D filed with the Securities and Exchange Commission on January 11, 2011 by such Reporting Person with respect to the Class A Subordinate Voting Shares of MI Developments Inc., is hereby incorporated by reference.